EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Buscar Company. Performance Compensation Plan of our reports dated July 14, 2016, with respect to the financial statements of Buscar Company. included in its Annual Report (Form 10-K) for the year ended March 31, 2016, filed with the Securities and Exchange Commission.

/s/ Anton & Chia, LLP

Newport Beach, California

July 15, 2016